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                       March 9, 2022

       Brandon Nussey
       Chief Financial Officer
       Lightspeed Commerce Inc.
       700 Saint-Antoine Street East, Suite 300
       Montreal, Quebec, Canada H2Y 1A6

                                                        Re: Lightspeed Commerce
Inc.
                                                            Form 40-F for the
fiscal year ended March 31, 2021
                                                            Filed May 20, 2021
                                                            File No. 001-39498

       Dear Mr. Nussey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology